EXHIBIT 10.27

                               TEAMING AGREEMENT

                                    BETWEEN

                                 NUMEREX CORP.

                                      AND

                               TELEMONITOREO S.A.


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                               TEAMING AGREEMENT

THIS AGREEMENT made this 8th day of January, 1998

BETWEEN: Numerex Corp. (the "Company"), a Pennsylvania corporation, having its principal place of business at 100 Four Falls Corporate Center, Suite 407, Route 23 and Woodmont Road, West Conshohocken, PA 19428-2961

AND: TELEMONITOREO S.A., an Argentine Company, having its principal place of business at Sarmiento 385, Floor 5, Suite 80, Buenos Aires (1041), Argentina.

WHEREAS the parties hereto have signed a letter of intent (the "Letter of Intent") whereby the Company has agreed to sell and Telemonitoreo has agreed to buy certain Derived Channel networking equipment (the "Equipment") for deployment in Argentina.

WHEREAS in the Letter of Intent, the parties have agreed to move forward with the preparation and execution of a definitive teaming agreement.

NOW THEREFORE, WITNESSETH that, in consideration of the premises and the terms, conditions and mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.   DEFINITIONS

     1.1 The following terms used in this Agreement shall have the definitions assigned to them hereunder, unless the subject matter or context of this Agreement otherwise requires.

          1.1.1 "Agreement" shall mean this teaming agreement.

          1.1.2 "Derived Channel Connection" shall mean each port used in the scanner comprised in the Equipment provided by the Company and used by a Derived Channel Service provider.

          1.1.3 "Derived Channel Network" shall mean the message switches, scanners and other related equipment including software, used to provide alarm and other data over voice transport services, exclusive of subscriber terminal units ("STUs").


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          1.1.4 "Equipment" shall mean message switches, scanners and other related equipment, used to provide alarm and other data over voice services, exclusive of STUs, which form the Derived Channel Network.

          1.1.5 "Intellectual Property" the computer programs, documentation, the object code and the source code for the computer programs, the visual expressions, screen formats, report formats and other design features of the computer programs, all ideas, methods, algorithms, formulae and concepts used in developing and/or incorporated into the computer programs or documentation and all future modifications of the computer programs or documentation made by the Company and provided to or used by or for Telemonitoreo under this Agreement, and all copies of the foregoing provided to or used by or for Telemonitoreo under this Agreement.

          1.1.6 "STU" shall mean subscriber terminal unit, to be supplied by the Company or a licensed representative or an authorized dealer.

          1.1.7 "Distribution Agreement" shall mean the Distribution Agreement between The Company and Telemonitoreo S.A. dated March 11, 1997.

2.   REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF THE COMPANY

     2.1 The Company has full legal right and authority to enter into this Agreement.

     2.2 The Company hereby agrees to sell to Telemonitoreo the Equipment listed in Appendix 2.1 hereto.

     2.3 The Company hereby grants to Telemonitoreo an exclusive, non-transferable, paid up license to use the programs and the software (in object-code only) installed or comprised in the Equipment to be deployed in Argentina, which such license shall terminate at such time as the Company ceases to receive payments pursuant to Section 5 hereof, or upon termination of this Agreement pursuant to Section 12 hereof.

     2.4 The Company agrees to provide advice on matters related to sales and marketing activities.

     2.5 The Company shall provide, with regard to the Equipment, the warranty in the form set forth in the Distribution Agreement.

     2.6 The Company warrants that it is the rightful owner of the Equipment with the right to license the software and warrants that the Equipment is free and clear from any liens and encumbrances.


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     2.7  The Company agrees to provide software maintenance free of charge and hardware maintenance at a rate equal to fifty (50%) percent of its standard list pricing.

     2.8 The Company agrees to sell to Telemonitoreo STUs pursuant to the terms and conditions set forth in the Distribution Agreement.

3.   REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF TELEMONITOREO

     3.1 Telemonitoreo has the full legal right and authority to enter into this Agreement

     3.2 Telemonitoreo represents that it has the exclusive contractual right to provide Derived Channel Network services in Argentina on behalf of Telecom S.A. and Telefonica de Argentina S.A. and to directly receive monthly payments from each Derived Channel Connection in an amount in excess of US$ * per month.

     3.3 Telemonitoreo will be solely responsible for the installation, maintenance and customer service and support for the Derived Channel Network.

     3.4 It shall be the obligation of Telemonitoreo to provide sales and marketing support in connection with the Derived Channel Network. Telemonitoreo will be the primary supplier of support to TELECOM and/or Telefonica, and DCX will be the second line of support to TELECOM and/or Telefonica.

     3.5 Telemonitoreo agrees that all STUs used in the Derived Channel Network shall be purchased solely from the Company, its affiliates or authorized distributors.

     3.6 Telemonitoreo shall be responsible, at its cost and expense, for complying with all applicable laws and regulations in connection with the Agreement and the Derived Channel Network, including laws and regulations pertaining to (a) exports or imports of software and related property, (b) use or remote use of software and related property, or (c) registration of this Agreement. Telemonitoreo will defend, indemnify and hold harmless the Company (and its affiliates, and the respective directors, officers, employees and agents of the Company and its affiliates) from and against all actions, claims, damages or liabilities arising directly out of any violation by Telemonitoreo of any such laws or regulations. Telemonitoreo will have the sole right to control the defense thereof, but the Company will have the right to participate therein at its own cost and expense.

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*    Confidential information which has been omitted pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and filed separately with the SEC.


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     3.7  The fees and other amounts payable by Telemonitoreo to the Company under this Agreement do not include any duties, charges or taxes of any jurisdiction that may be assessed or imposed including export and import duties and sales, use, excise, value added and personal property taxes, excluding only taxes based upon the Company's net income. Telemonitoreo will be responsible for and directly pay any such duties, charges and taxes (exclusive of those associated with Section 5 hereof), and Telemonitoreo will promptly reimburse the Company for any such taxes payable or collectable by the Company.

4.   ORDER, SUPPLY, PAYMENT OF EQUIPMENT AND AUDIT

     4.1 Telemonitoreo shall place an initial order (the "Initial Order") for not less than $1 Million of Equipment, not later than October 17, 1997.

     4.2 The Company agrees to ship Equipment in connection with the Initial Order, on or before October 31, 1997.

     4.3 Telemonitoreo agrees to pay for the Equipment shipped pursuant to the Initial Order within 30 days of the earlier occurrence of the attainment of 360 subscribers or April 30, 1998.

     4.4 After receipt of payment in connection with the Initial Order the Company shall provide $1 Million (or such higher amount equal to the Initial Order) of additional Equipment, at no additional charge.

     4.5 In connection with all subsequent orders (the "Subsequent Orders") of Equipment, Telemonitoreo shall pay, within thirty (30) days of receipt, 50% of the standard list price, which shall be deemed payment in full for Equipment subject to the Subsequent Orders.

     4.6  The Company may, at its cost and expense and by giving at least three
          (3) business days' prior written notice to Telemonitoreo, enter Telemonitoreo's locations during normal business hours and audit Telemonitoreo's compliance with the provisions of this Agreement.

5.   PAYMENT TO THE COMPANY

     5.1 Telemonitoreo shall pay to the Company $ * per month, for each Derived Channel Connection, until the earlier of five (5) years from the date hereof, or the date upon which twenty thousand (20,000) Derived Channel Connections have been achieved.

----------
* Confidential information which has been omitted pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and filed separately with the SEC.


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     5.2  Upon the earlier of five (5) years from the date hereof, or the date upon which twenty thousand (20,000) Derived Channel Connections have been achieved, Telemonitoreo shall pay to the Company $ * per month, for each Derived Channel Connection.

     5.3 An accounting of Derived Channel Connections will be made on a monthly basis and Telemonitoreo shall pay to the Company all amounts due within 30 days of the end of each month.

6.   ASSIGNMENT

     6.1 This Agreement may not be assigned by either party without the prior written agreement of the other party.

7.   TITLE AND RISKS

     7.1 Title to the Equipment shall pass to Telemonitoreo upon delivery of the Equipment for which payment has been received by the Company. Telemonitoreo shall be deemed the owner of the remaining Equipment, which had been contributed free of charge and delivered by the Company once twenty thousand (20,000) Derived Channel Connections have been achieved and the Company has received payments pursuant to Sections
          5.1 and 5.2 hereof equal to the value of the Equipment contributed free of charge.

     7.2 Risk of loss or damage to the Equipment shall be assumed by Telemonitoreo upon delivery.

8.   RIGHT OF FIRST REFUSAL

     8.1 Before accepting an offer by a third party to acquire a controlling interest in the voting shares of Telemonitoreo or the assets of the Telemonitoreo, Telemonitoreo shall first offer the Company the right to acquire the portion of Telemonitoreo associated with providing Derived Channel Network services and the related customer base at a price (or other terms and conditions associated with the offer) equal to the value of portion of the offer associated with the Derived Channel Network services business, by sending a notice to that effect to the Company. Failure by the Company to accept such offer within 30 days of the date of receipt of such notice shall constitute evidence of its rejection of such right of first refusal. Should Telemonitoreo sell the controlling interest during the life of this contract, the terms of this contract shall remain in force.

----------
* Confidential information which has been omitted pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and filed separately with the SEC.


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9.   THE COMPANY'S INTELLECTUAL PROPRIETARY

     9.1 Telemonitoreo acknowledges that the Intellectual Property which is not now or hereinafter becomes in the public domain in the manner used by or aggregated by the Company, are trade secrets and proprietary property of the Company, having substantial commercial value to the Company. Telemonitoreo acknowledges that the restrictions in this Agreement are reasonable and necessary to protect the Company's legitimate business interests. All of the Company's Intellectual Proprietary in Telemonitoreo's possession will be held in strict confidence by Telemonitoreo, and Telemonitoreo will take all steps reasonably necessary to preserve the confidentiality thereof. Telemonitoreo will not, directly or indirectly, communicate, publish, display, loan, give or otherwise disclose any such Intellectual Proprietary to any person, or permit any person to have access to or possession of such Intellectual Property, except for the purposes permitted under this Agreement.

     9.2 Telemonitoreo acknowledges that any breach of any of the provisions of this Section 9.1 will result in irreparable injury to the Company for which money damages could not adequately compensate. If there is a breach, the Company will be entitled, in addition to all other rights and remedies which the Company may have at law and equity, to have a decree of specific performance or an injunction issued requiring the breach to be cured (if curable) or enjoining all persons involved from continuing the breach. The existence of any claim or cause of action which Telemonitoreo or any other person may have against the Company will not constitute a defense or bar the enforcement of any of the provisions of this Section 9. Telemonitoreo acknowledges that the restrictions in this Agreement are reasonable and necessary to protect legitimate business interests of the Company. The Company will be liable for any breach of this Agreement by any of its employees or any other person who obtains access to or possession of any Company Proprietary Item.

10.  INSURANCE

     10.1 Telemonitoreo shall, at its sole cost and expense, procure, maintain and pay for and keep in force adequate (as determined by mutual agreement of Telemonitoreo and the Company) comprehensive general liability coverage on an occurrence basis for bodily injury and property damage. Such coverage shall include contractual, owners and contractors protective, products/completed operations, occurrence property damage, personal injury and contingent employer's liability endorsements, a cross liability clause, name the Company as an additional named insured and contain a severability of interests clause.


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11.  REGULATORY APPROVALS AND LICENSES

     1. It shall be the obligation of Telemonitoreo to procure any and all regulatory approvals and licenses necessary in connection with the Equipment and the Derived Channel Network.

12.  TERMINATION AND THE EFFECT OF TERMINATION

     12.1 Telemonitoreo and the Company may terminate this Agreement by mutual consent.

     12.2 In the event Telemonitoreo becomes insolvent or bankrupt, the Company shall be entitled to terminate this Agreement.

     12.3 In the event that one of the parties to this Agreement is in material breach thereof, and such breach is not adequately remedied within thirty (30) days of receipt of written notice of the material breach, the non-breaching party shall be entitled to terminate the Agreement.

     12.4 The Company may terminate this Agreement should Telemonitoreo fail to make any payments due pursuant to Sections 4 and 5 hereof within 30 days of their respective due date.

     12.5 In the case of termination of this Agreement the provisions of Sections 2.6, 3.2, 3.3, 3.4, 3.6, 3.7, 4.5, 4.6, 5, 6.1, 7, 9, 10, 11,
          13, 17, 21 and 22 as well as any other provision applicable to the implementation of such provisions shall survive termination of this Agreement for any reason, until by their terms they are no longer applicable.

     12.6 In the event of termination of this Agreement as provided in Section 12.3, such termination shall be without prejudice to any rights that the terminating party may have against the breaching party or parties or any other person under the terms of this Agreement or otherwise.

13.  WARRANTY AND INDEMNIFICATION

     13.1 Neither party shall be liable to the other for any indirect, incidental, special, consequential or special damages arising out of or in connection with this Agreement even if notified of the possibility of such damages.

     13.2 Without prejudice to any other rights or remedies available to the Company, Telemonitoreo shall indemnify the Company against:

          (a) all loss of or damage to any property belonging to the Company, to the extent arising as a result of any act or omission of Telemonitoreo, its


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               employees, agents, or subcontractors (or their employees or agents) in relation to performance of this Agreement;

          (b) All claims and proceedings, damages, costs and expenses arising or incurred in respect of:

               (i) Death or personal injury of any employee of Telemonitoreo or any third party, its agents or subcontractors (or their employees or agents) employed in or in connection with the performance of this Agreement; or

               (ii) Death or personal injury to any other person to the extent arising as a result of the acts or omissions of Telemonitoreo, its employees, agents or subcontractors (or their employees or agents) in relation to the performance or associated with this Agreement; or

              (iii) Loss of or damage to any property to the extent arising as a result of any act or omission of Telemonitoreo, its employees, agents or subcontractors (or their employees or agents) in relation to the performance, or associated with this Agreement.

               (iv) any breach, violation, or non-performance of any condition, covenant, obligation, representation or warranty of Telemonitoreo in relation to this Agreement.

     13.3 Without prejudice to any other rights and remedies available to Telemonitoreo, the Company shall indemnify Telemonitoreo against:

          (a) all loss of or damage to any property belonging to Telemonitoreo, to the extent arising as a result of any act or omission of the Company, its employees, agents, or subcontractors (or their employees or agents) in relation to performance of this Agreement;

          (b) All claims and proceedings, damages, costs and expenses arising or incurred in respect of:

               (i) Death or personal injury of any employee of Telemonitoreo or any third party, its agents or subcontractors (or their employees or agents) employed in or in connection with the performance of this Agreement; or

               (ii) Death or personal injury to any other person to the extent arising as a result of the acts or omissions of Telemonitoreo, its employees, agents or subcontractors (or their employees or agents) in relation to the performance or associated with this Agreement; or


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               (iii) Loss of or damage to any property to the extent arising as a result of any act or omission of Telemonitoreo, its employees, agents or subcontractors (or their employees or agents) in relation to the performance, or associated with this Agreement.

               (iv) any breach, violation, or non-performance of any condition, covenant, obligation, representation or warranty of the Company in relation to this Agreement.

     13.4 EXCEPT AS EXPRESSLY STATED HEREIN, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, TO TELEMONITOREO REGARDING THE EQUIPMENT, STUs AND THE INTELLECTUAL PROPERTY, OR ANY OTHER MATTER PERTAINING TO THIS AGREEMENT.

14.  NOTICES

     14.1 The parties hereby agree that any notice, request, demand, consent, approval, correspondence or other communication required or permitted to be given hereunder, shall be in writing and be sent registered mail, telex, telegram, facsimile, or other agreeable electric means addressed as follows:

NUMEREX CORP.:                       TELEMONITOREO S.A.
John J. Reis, President and          Oscar M. Ghillione
Chief Executive Officer              President
NUMEREX CORP.                        TELEMONITOREO, S.A.
100 Four Falls Corporate Center      Sarmiento 385
Suite 407                            Piso 5, Oficina 80
Route 23 and Woodmont Road           Buenos Aires
West Conshohocken, PA 19428-2961     Argentina

copy to:

Barry H. Genkin, Esq.

BLANK ROME COMISKY
  & MCCAULEY
One Logan Square, 9th Floor
Philadelphia, PA 19103

15.  ENTIRE AGREEMENT

     15.1 This Agreement and the Appendices thereto contain the entire agreement between the parties hereto relating to the subject matter herein and supersedes any prior


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          agreements, obligations, statements, representations, understandings, communications and negotiations between the parties, whether oral or written, including the Letter of Intent. Except as otherwise provided in this Agreement, this Agreement shall bind the parties and the parties hereby agree that there are no terms and obligations, covenants, representations, statements or conditions, oral or written, other than those contained herein.

16.  SEVERANCE

     16.1 In the event any of the provisions of this Agreement are held to be illegal, invalid or unenforceable, any such provision shall, to the extent permitted by law, be severed and the remaining provisions of the Agreement remain in full force and effect.

17.  CONFIDENTIALITY

     17.1 It is anticipated that with respect to any matter related to this Agreement, it may be necessary for the parties to exchange "Confidential Information." Confidential Information is information of the parties or of their suppliers, whether written or in any other tangible form, or oral including, but not limited to, plans, drawings and information related to design, technical, performance, sales, financial, personnel, contractual and marketing matters, including contracts, ideas and concepts, as well as software, belonging to either of the parties or to their suppliers and which is provided in relation to this Agreement. Confidential Information shall remain the property of the disclosing party or of its suppliers as the case may be, and will be returned to the disclosing party upon written request together with all copies that could have been made, unless otherwise agreed upon in writing.

     17.2 Confidential Information shall be protected by the receiving party using the same degree of care as used to protect similar valuable information used and reproduced by the receiving party solely for the purposes of this Agreement and disclosed only to those persons having a need to know, who shall be made aware of the obligations hereunder.

18.  FORCE MAJEURE; EXCLUSION FOR UNAUTHORIZED ACTIONS

     18.1 Neither party shall be liable for any delay or failure to perform its obligations under this Agreement arising out of a cause beyond its control or without its fault or negligence. Such causes may include, but are not limited to, fires, floods, and natural disasters. This clause does not apply to the acquisition of Commercial or Government Licenses or Approvals.


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19.  AMENDMENT

     19.1 This Agreement shall not be modified, varied, amended, or supplemented except in a writing executed by both parties.

20.  TIME OF ESSENCE

     20.1 Time is of the essence in any matter relating to the performance of this Agreement.

21.  LAW AND DOMICILE

     21.1 This Agreement shall be governed by and construed in accordance with the internal laws (without giving effect to the conflict of laws principles thereto) of the Commonwealth of Pennsylvania.

22.  JURISDICTION AND SERVICE OF PROCESS

     22.1 Any action or proceedings seeking to enforce any term or provision of this Agreement, or based on any right arising out of this Agreement, may be instituted against a party only in the courts of the Commonwealth of Pennsylvania, or, if it can acquire jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, and the parties irrevocably consent and submit to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waive any objection which they may now have or hereafter have to the laying of the venue of any such action or proceedings in such courts. Service of process, and any other notice of communication, in any such action or proceedings shall be effective against or as to a party if given by first class certified mail or registered mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party at the address to which such party is to be sent notices in accordance with the notice provisions of this Agreement, and the parties irrevocably consent to such service of process, giving of notices and transmission of communications. This section shall not diminish or otherwise affect the right of a party to serve process in any other matter permitted under applicable law.

IN WITNESS WHEREOF the parties hereto have, through their duly authorized representative, executed this Agreement on this 8th day of January, 1998.


     NUMEREX CORP.                          TELEMONITOREO S.A.

     /s/ John J. Reis                       /s/ Oscar M. Ghillione
     ------------------------               -----------------------
     John J. Reis,                              Oscar M. Ghillione,
     President                                  President


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